                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 200549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                           THE SECURITIES ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 13, 2000

                         TOWN SPORTS INTERNATIONAL, INC.

         New York                        333-40907               13-2749906
(State or other jurisdiction      (Commission File Number)    (I.R.S. Employer
     of incorporation)                                       Identification No.)


     888 Seventh Avenue
     New York, New York                                            10106
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:  (212) 246-6700

(former name or former address, if changed since last report.)  Not applicable


ITEM 2.  ACQUISITION OF ASSETS

         On July 13, 2000 a wholly owned subsidiary of Town Sports International, Inc. (the "Company") acquired all of the outstanding common stock of Health Development Corporation ("HDC"), a Massachusetts Corporation. The stock has been purchased by the Company for $18.9 million cash. Including HDC estimated cash on hand of $1.0 and a federal income tax refund related to the exercise of HDC stock options estimated to be $1.3 million, the Company's net consideration paid was $16.6 million. HDC operates eight health clubs in Massachusetts and one health club in New Hampshire. HDC also provides management services at three health club facilities in the greater Boston area.

         The related costs of the acquisitions are estimated to be $500,000. The Company has funded these transactions from available cash-in-bank, and borrowings under its line of credit.

         The acquisition will be accounted for as a purchase. Accordingly, the Company will include the operations of the acquired clubs in its consolidated financial statements from the date of acquisition. The Company plans to operate these clubs under its existing trade name "Boston Sports Clubs."

The locations of the nine acquired clubs are as follows:

CLUB                                 LOCATION
----                                 --------
The Andover Athletic Club     307 Lowell Street, Andover, MA 01810
The Colonial Club             425 Walnut Street, Lynnfield, MA 01940
The Ferncroft Club            50 Ferncroft Road, Danvers, MA 01923
The Framingham Club           1657 Worcester Road, Framingham, MA 01701
The Franklin Club             750 Union Street, Franklin, MA 02038
The Lexington Club            475 Bedford Street, Lexington, MA 02420
The Royal Ridge Club          11 Tara Boulevard, Suite #2, Nashua, NH 03062
The Sky Club                  One Devonshire Place, Boston, MA 02109
The Wellesley Center          140 Great Plain Avenue, Wellesley, MA 02482

The locations of the clubs under management contracts are as follows:

Shad Hall                     70 North Harvard Street, Boston, MA 02109
North Point Club              6 Museum Way, Cambridge, MA 02141
Bay Colony Club               1000 Winter Street, Walthham, MA 01810

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) & (b) Financial statements and Pro forma financial information.

         The financial statements and pro forma financial information required are filed herewith in accordance with Rule 3-05 of Regulation S-X.

(c)      Exhibits


         1. Agreement and Plan of Merger by and among Town Sports International, Inc., TSI/HDC, Inc. and Health Development Corporation, dated June 7, 2000.

         2.   Town Sports International, Inc. July 17, 2000 Press Release.


                                   SIGNATURES

                  Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                                 TOWN SPORTS INTERNATIONAL, INC.


                                                 BY:  /S/ RICHARD PYLE



                                                 -------------------------------
                                                 Richard Pyle
                                                 Chief Financial Officer



                                                 July 28, 2000

                                                                       Item 7(a)

HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements
as of December 31,1999 and 1998
Together with Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of Health Development Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Health Development Corporation (a Massachusetts corporation) and subsidiaries as of December 31,1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Development Corporation and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



Boston, Massachusetts                                 /s/ ARTHUR ANDERSEN LLP
March 20, 2000                                       -------------------------
                                                        Arthur Andersen LLP

HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31,1999 and 1998

                                                                                                    1999                   1998
                                                                                                -----------            -----------
ASSETS

Current Assets:
   Cash and cash equivalents                                                                    $   846,300            $ 1,841,509
   Accounts receivable, net of allowance for doubtful accounts
     of $8,719 and $6,000 at December 31,1999 and 1998, respectively                                228,004                150,870
   Inventories                                                                                       19,939                 27,652
   Refundable and current deferred income taxes                                                     437,038                 36,966
   Prepaid expenses and other current assets                                                         97,501                 56,108
   Current portion of deferred acquisition costs                                                     77,694                 83,870
                                                                                                -----------            -----------

         Total current assets                                                                     1,706,476              2,196,975
                                                                                                -----------            -----------

Property and Equipment:
   Land                                                                                           1,760,963                   --
   Building and building improvements                                                             8,155,553                   --
   Leasehold improvements                                                                         3,055,431              2,519,583
   Machinery and equipment                                                                        2,000,376              1,563,181
   Furniture and fixtures                                                                           916,038                961,606
   Capitalized leased equipment                                                                      86,446                123,763
   Construction-in-progress                                                                         113,146                282,418
                                                                                                -----------            -----------

                                                                                                 16,087,953              5,450,551

   Less--Accumulated depreciation and amortization                                                3,529,551              2,963,856
                                                                                                -----------            -----------

         Net property and equipment                                                              12,558,402              2,486,695
                                                                                                -----------            -----------

Other Assets:
   Membership lists, deferred financing costs and lease acquisition costs, net of accumulated amortization of $371,699 and $305,005 at December 31,1999 and
     1998, respectively                                                                             640,534                149,666
   Deposits                                                                                         117,056                 61,056
   Cash surrender value of life insurance                                                            22,367                 19,353
   Deferred acquisition costs, net of current portion                                                30,179                 24,003
   Deferred income taxes                                                                            185,206                395,735
                                                                                                -----------            -----------

         Total other assets                                                                         995,342                649,813
                                                                                                -----------            -----------

                                                                                                $15,260,220            $ 5,333,483
                                                                                                ===========            ===========

HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES

December 31,1999 and 1998



                                                                                                    1999                   1998
                                                                                                -----------            -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current portion of long-term debt                                                            $   272,960            $    99,451
   Accounts payable                                                                                 202,195                113,210
   Income taxes payable                                                                                --                   67,992
   Accrued expenses                                                                               1,126,919              1,108,947
   Current portion of unearned income                                                             2,498,411              1,889,456
   Current portion of deferred rent                                                                  80,382                 38,716
                                                                                                -----------            -----------

         Total current liabilities                                                                4,180,867              3,317,772
                                                                                                -----------            -----------

Long-term Liabilities:
   Long-term debt, net of current portion                                                         8,124,308                631,221
   Subordinated notes payable--Related parties                                                      960,000                   --
   Unearned income, net of current portion                                                           66,406                 89,325
   Deferred rent, net of current portion                                                            613,333                682,050
                                                                                                -----------            -----------

         Total long-term liabilities                                                              9,764,047              1,402,596
                                                                                                -----------            -----------

         Total liabilities                                                                       13,944,914              4,720,368
                                                                                                -----------            -----------

Commitments and Contingencies (Note 7)

Stockholders' Equity:
   Preferred stock, $100 par value-
     Authorized--4,960 shares
     Issued and outstanding--0 shares and 2,000 shares at December 31,1999 and 1998,
       respectively                                                                                    --                  200,000
   Common stock, $0.01 par value-
     Authorized--3,000,000 shares
     Issued and outstanding--882,096 shares and 870,096 shares at December 31,1999
       and 1998, respectively                                                                         8,821                  8,701
   Additional paid-in capital                                                                       729,648                717,768
   Retained earnings (accumulated deficit)                                                          576,837               (313,354)
                                                                                                -----------            -----------

         Total stockholders' equity                                                               1,315,306                613,115
                                                                                                -----------            -----------

                                                                                                $15,260,220            $ 5,333,483
                                                                                                ===========            ===========

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
for the Years Ended December 31,1999 and 1998

                                                                 1999                     1998
                                                             ------------             ------------
Revenues:
   Membership revenue                                        $ 12,052,899             $ 10,802,642
   Ancillary revenue                                            3,568,769                3,194,856
   Corporate revenue                                              579,868                  498,753
                                                             ------------             ------------

         Total revenues                                        16,201,536               14,496,251
                                                             ------------             ------------

Expenses:
   Club operating expenses                                      8,404,085                8,339,080
   Selling, general, and administrative                         4,863,028                4,432,061
   Depreciation and amortization                                  960,956                  628,979
                                                             ------------             ------------

         Total expenses                                        14,228,069               13,400,120
                                                             ------------             ------------

         Operating income                                       1,973,467                1,096,131

Interest (Expense) Income, net                                   (433,475)                  36,635
                                                             ------------             ------------

         Income before provision for income taxes               1,539,992                1,132,766

Provision for Income Taxes                                        643,336                  465,969
                                                             ------------             ------------

         Net income                                          $    896,656             $    666,797
                                                             ============             ============

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity for the Years Ended December 31,1999 and 1998


                                                      COMMON STOCK                  PREFERRED STOCK
                                                NUMBER OF      $0.01 PAR       NUMBER OF         $5 PAR
                                                 SHARES          VALUE           SHARES          VALUE
                                            -------------  -------------   -------------   -------------
Balance, December 31, 1997                        842,554  $       8,426         100,000   $     500,000

   Preferred stock redemption                           -              -         (72,458)       (362,290)

   Preferred stock dividend                             -              -               -               -

   Conversion of preferred stock to common
     stock                                         27,542            275         (27,542)       (137,710)

   Issuance of common stock options to a
     nonemployee                                        -              -               -               -

   Net income                                           -              -               -               -
                                            -------------  -------------   -------------   -------------

Balance, December 31, 1998                        870,096          8,701               -               -

   Preferred stock redemption                           -              -               -               -

   Preferred stock dividend                             -              -               -               -

   Stock options exercised                         12,000            120               -               -

   Net income                                           -              -               -               -
                                            -------------  -------------   -------------   -------------

Balance, December 31, 1999                        882,096  $       8,821               -   $           -
                                            =============  =============   =============   =============

                                                                                                RETAINED
                                                     PREFERRED STOCK           ADDITIONAL       EARNINGS
                                                NUMBER OF       $100 PAR        PAID-IN       (ACCUMULATED
                                                  SHARES          VALUE         CAPITAL         DEFICIT)         TOTAL
                                            -------------   -------------  -------------   -------------   -------------
Balance, December 31, 1997                          3,000   $     300,000  $     572,370   $    (930,151)  $     450,645

   Preferred stock redemption                      (1,000)       (100,000)             -               -        (462,290)

   Preferred stock dividend                             -               -              -         (50,000)        (50,000)

   Conversion of preferred stock to common
     stock                                              -               -        137,435               -               -

   Issuance of common stock options to a
     nonemployee                                        -               -          7,963               -           7,963

   Net income                                           -               -              -         666,797         666,797
                                            -------------   -------------  -------------   -------------   -------------

Balance, December 31, 1998                          2,000         200,000        717,768        (313,354)        613,115

   Preferred stock redemption                      (2,000)       (200,000)             -               -        (200,000)

   Preferred stock dividend                             -               -              -          (6,465)         (6,465)

   Stock options exercised                              -               -         11,880               -          12,000

   Net income                                           -               -              -         896,656         896,656
                                            -------------   -------------  -------------   -------------   -------------

Balance, December 31, 1999                              -   $           -  $     729,648   $     576,837   $   1,315,306
                                            =============   =============  =============   =============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                                                                                                  1999                   1998
                                                                                              ------------           ------------
Cash Flows from Operating Activities:
   Net income                                                                                 $    896,656           $    666,797
   Adjustments to reconcile net income to net cash provided by operating activities-
     Issuance of common stock options to a nonemployee                                                --                    7,963
     Depreciation and amortization                                                                 960,956                681,784
     Gain on sale of equipment                                                                      (1,157)                  --
     Deferred income taxes                                                                          (4,551)              (190,674)
     Change in assets and liabilities, net of acquisition-
       Accounts receivable                                                                         (76,180)                14,460
       Inventories                                                                                  10,451                    319
       Refundable income taxes                                                                    (184,992)                  --
       Prepaid expenses and other current assets                                                   (41,394)                 1,763
       Deposits                                                                                    (56,000)               (14,756)
       Accounts payable                                                                             88,985                 16,695
       Income taxes payable                                                                        (67,992)               (11,517)
       Accrued expenses and other current liabilities                                               17,972                253,530
       Other assets                                                                               (151,562)                29,845
       Unearned income                                                                             467,431                375,583
       Deferred rent                                                                               (27,052)                 3,784
                                                                                              ------------           ------------

         Net cash provided by operating activities                                               1,831,571              1,835,576
                                                                                              ------------           ------------

Cash Flows from Investing Activities:
   Acquisition, net of cash acquired                                                            (2,731,395)                  --
   Purchase of property and equipment                                                           (8,597,103)            (1,156,807)
   Proceeds from sale of equipment                                                                  42,701                  8,757
   Increase in cash surrender value of life insurance                                               (3,014)                (3,014)
                                                                                              ------------           ------------

         Net cash used in investing activities                                                 (11,288,811)            (1,151,064)
                                                                                              ------------           ------------

Cash Flows from Financing Activities:
   Proceeds from mortgage loans                                                                  7,922,400                   --
   Principal payments on mortgage loans                                                           (131,106)                  --
   Proceeds from issuance of subordinated notes payable                                            960,000                   --
   Principal payments on notes payable                                                                --                  (50,000)
   Proceeds from term loan                                                                            --                  700,000
   Principal payments on term loan                                                                 (87,500)              (122,882)
   Principal payments on capital lease obligations                                                  (7,298)               (10,853)
   Preferred stock dividends                                                                        (6,465)               (50,000)
   Preferred stock redemption                                                                     (200,000)              (462,290)
   Proceeds from issuance of common stock                                                           12,000                   --
                                                                                              ------------           ------------

         Net cash provided by financing activities                                               8,462,031                  3,975
                                                                                              ------------           ------------

Net (Decrease) Increase in Cash and Cash Equivalents                                              (995,209)               688,487

Cash and Cash Equivalents, beginning of year                                                     1,841,509              1,153,022
                                                                                              ------------           ------------

Cash and Cash Equivalents, end of year                                                        $    846,300           $  1,841,509
                                                                                              ============           ============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for-
     Interest                                                                                 $    468,788           $     28,963
                                                                                              ============           ============
     Income taxes                                                                             $    885,350           $    496,500
                                                                                              ============           ============
     The Company purchased certain net assets of Silver's for $2,731,395.  In connection with the acquisition, liabilities were assumed as follows-
       Fair value of assets acquired                                                          $  2,850,000           $       --
       Cash paid for net assets                                                                  2,731,395                   --
                                                                                              ------------           ------------

         Liabilities assumed                                                                  $    118,605           $       --
                                                                                              ============           ============

Supplemental Disclosures of Noncash Investing and Financing Activities:
   Conversion of $5 Preferred Stock to common stock                                           $       --             $    137,435
                                                                                              ============           ============

The accompanying notes are an integral part of these consolidated financial statements.

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Health Development Corporation and subsidiaries (the Company) is a developer and operator of health and fitness clubs in New England that extends credit to individual members and to entities for which it performs contract services in the New England region. The Company is subject to certain business risks specific to the industry in which is operates, including competition, demographic changes, real estate costs, and economic downturns. The Company considers its business activities to be in a single segment, as defined by Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.

(a)    PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements include the accounts of Health Development Corporation and its wholly owned subsidiaries: The Lexington Club, Inc., The Colonial Club, Inc., Hotel Clubs, Inc., SportsFit, Inc., The Franklin Athletic Club, and The Andover Athletic Club. All material intercompany accounts and transactions have been eliminated in consolidation.

(b)    USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)    CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less. Cash equivalents consist primarily of money market funds.

(d)    INVENTORIES

       Inventories, consisting of merchandise for resale, are stated at the lower of cost (first-in, first-out method) or market.

(e)    PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance, and repairs that do not improve or extend the life of the respective assets are expensed as incurred.

       Depreciation and amortization of property and equipment are computed on a straight-line basis over the following estimated useful lives:

               ASSET CLASSIFICATION            ESTIMATED USEFUL LIFE
               --------------------            ---------------------
         Building                           35-39.5 years
         Building improvements              5-15 years
         Machinery and equipment            3-5 years
         Furniture and fixtures             5 years
         Leasehold Improvements             Life of lease or life of
                                            asset, whichever is shorter
         Capitalized lease equipment        Life of lease or life of
                                            asset, whichever is shorter

(f)    OTHER ASSETS

       Other assets consist of membership lists, deferred financing costs, deferred lease acquisition costs, and goodwill, which are stated at cost and amortized on a straight-line basis over the following useful lives:

                 ASSET DESCRIPTION           ESTIMATED USEFUL LIFE
                 -----------------           ---------------------
         Membership lists                   10 to 15 years
         Deferred financing costs           Term of related debt
         Deferred lease acquisition costs   Life of lease
         Goodwill                           15 years

(g)    LONG-LIVED ASSETS

       SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires the Company to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful lives of long-lived assets and certain identifiable intangibles and goodwill may warrant revision or that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the undiscounted future cash are compared to the asset carrying value. To the extent that the undiscounted future cash flows are less than the carrying value, the assets are written down to the estimated fair value of the asset. To date, the Company does not believe that an impairment of any of its long-lived assets has occurred.

(h)    DEFERRED RENT

       Leases with escalating rents are expensed on the straight-line basis over the fixed term of the lease. Deferred rent arises when the expense recorded exceeds actual payments.

(i)    REVENUE RECOGNITION

       The Company receives a one-time, nonrefundable initiation fee. Initiation fees and related direct expenses, primarily salaries and sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis, in operations over an estimated membership period of 24 months. Membership and other fees are recorded as revenue ratably over the period to which they relate, with the balance reported as unearned income in the accompanying consolidated balance sheets. Ancillary revenue, which consists of laundry, lockers, merchandise, and guest fees; and corporate revenue, which consists of management contracts, vending, and capitation fees, are recognized over the period the related services are provided.

(j)    CONCENTRATION OF CREDIT RISK

       Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentration. The Company has an interest rate swap agreement (see Note
       3). Financial instruments that subject the Company to credit risk are cash and cash equivalents and accounts receivable.

(k)    ACQUISITION FEES

       During 1998, the Company unsuccessfully attempted to acquire financing for the purchase of the Lexington Club facilities. Legal and other acquisition fees totaling approximately $39,630 have been included in selling, general, and administrative expenses in the accompanying consolidated statement of income for the year ended December 31, 1998.

(l)    COMPREHENSIVE INCOME

       In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and other comprehensive income items. In general, comprehensive income combines net income and other changes in equity during the year from nonowner sources. The adoption of this statement had no impact on total stockholders' equity for the years ended December 31, 1999 and 1998.

(m)    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. The fair value of debt approximates carrying value as the debt bears interest at a variable market rate. Management believes that estimating the fair value of subordinated notes payable to related parties is not practicable.

(n)    NEW ACCOUNTING PRONOUNCEMENTS

       In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts and for hedging activities) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedging accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 cannot be applied retroactively. The Company does not anticipate that the adoption of this new standard will have a material impact on the Company's fiscal position or results of operations.

(o)    RESTATEMENT OF PRIOR PERIODS

       The Company has restated prior period financial statements to change its method of accounting for nonrefundable initiation fees and related direct expenses in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. The impact of the restatement was to decrease previously reported retained earnings at December 31, 1999, 1998, and 1997 by $77,040, $77,040, and $27,514,
       respectively.

(2)      LINE OF CREDIT

At December 31, 1999, the Company has a $250,000 line-of-credit agreement with a bank. Borrowings bear interest at the bank's prime rate plus 0.25% (8.75% at December 31, 1999) and were secured by certain machinery and equipment. The line of credit expires on May 31, 2001. As of December 31, 1999, there were no outstanding borrowings under the line-of-credit agreement. The agreement contains restrictive covenants including the maintenance of certain financial ratios, as defined. The Company was in compliance with its loan covenants at December 31, 1999.

(3)      LONG-TERM DEBT

Long-term debt at December 31,1999 and 1998 consists of the following:

                                                            1999                1998
                                                         ----------          ----------
Term loan                                                $  597,917          $  685,415
Mortgage loan (Lexington)                                 5,408,202                --
Mortgage loan (Franklin)                                  1,984,287                --
Mortgage loan (Franklin)                                    398,805                --
Subordinated notes payable--Related parties                 960,000                --
Equipment capital leases, bearing interest at
   10%, payable in monthly installments ranging
   from $620 to $709 through February 2004,
   guaranteed by the related equipment (see
   Note 7(b))                                                 8,057              45,257
                                                         ----------          ----------

                                                          9,357,268             730,672

Less--Current portion                                       272,960              99,451
                                                         ----------          ----------

         Long-term debt, net of current portion          $9,084,308          $  631,221
                                                         ==========          ==========

(a)    TERM LOAN

       During 1998, the Company entered into a $700,000 term loan agreement with a bank, to be primarily used for the repurchase of preferred stock (see
       Note 5) and refinancing of the existing term loan. Borrowings bear interest at LIBOR plus 250 basis points and are secured by certain equipment. Under the terms of the agreement, the Company is required to make monthly payments of $7,292 plus interest, with a final payment due on October 28, 2006. As of December 31, 1999 and 1998, $597,917 and
       $685,415, respectively, was outstanding under the term loan.

       The Company has entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its floating rate term loan. At December 31, 1999, the Company has outstanding one interest rate swap agreement with a bank, having a total notional principal amount of $700,000. This agreement effectively changes the Company's interest rate exposure on an aggregate of $700,000 of borrowings under the term loan due 2006 to a fixed 7.7%. The interest rate swap agreement matures on October 23, 2006. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparty.

(b)    MORTGAGE LOANS

       The Company financed the purchase of the Lexington Club land and building in 1999, with a mortgage in the amount of $5,525,000. The property serves as collateral to the loan agreement. The agreement provides for interest at 30-day, 60-day, 90-day, or 180-day LIBOR, at the option of the Company. On September 27, 1999, the Company elected a 180-day LIBOR at 8.9425% interest, which is due for renewal on March 25, 2000. The Company agreed with the bank that it would remit a flat payment of $51,071 per month. Each month the interest will be calculated first with the remaining balance being applied to principal through maturity on April 28, 2009. As of December 31, 1999, $5,408,202 was outstanding under the mortgage note.

       The Company financed the purchase of the Franklin Club (see Note 10) with two mortgage notes. The property serves as collateral to the loan agreements. One mortgage was in the amount of $1,992,400 and matures on November 1, 2009. Under the terms of the note, the repayment is amortized over a 20-year schedule with a 10-year balloon payment due on November 1, 2009. Monthly principal and interest payments prior to the balloon payment are $18,572. The Company has a variety of interest options with the bank, and has initially elected a 180-day LIBOR at 8.61125%. This interest term will be up for renewal on April 29, 2000. The second mortgage obtained totaled $405,000. This note matures on November 1, 2007. The Company has elected the 180-day LIBOR at 8.61125% on this note as well. This interest term will be up for renewal on April 29, 2000. Monthly principal and interest payments on this note are $6,039. As of December 31, 1999, $1,984,287 and $398,805 were outstanding under the mortgage notes.

(c)    SUBORDINATED NOTES PAYABLE--RELATED PARTIEs

       The Company has subordinated notes payable from related parties of $960,000 outstanding at December 31, 1999. The notes bear interest, which is paid quarterly on the unpaid principal balance at 15%. The notes mature on May 31, 2003. The Company has the right to prepay the whole or any part of the principal balance outstanding at any time after the second anniversary of the note or in the event of the sale of the Company.

          Minimum future payments of long-term debt as of December 31, 1999 are as follows:

                                            AMOUNT
          Year Ending December 31,
             2000                       $       272,960
             2001                               269,292
             2002                               279,824
             2003                             1,258,349
             2004                               318,659
             Thereafter                       6,958,184
                                        ---------------

                                        $     9,357,268
                                        ===============

(4)  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the differences between the consolidated financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expense or credits are based on changes in the asset and liability from period to period. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of recorded deferred tax assets will not be realized.

     The components of the provision for income taxes for the years ended December 31,1999 and 1998 are as follows:

                        FEDERAL            STATE            TOTAL
1999-
   Current          $       497,156   $       150,731  $       647,887
   Deferred                  (3,413)           (1,138)          (4,551)
                    ---------------   ---------------  ---------------

                    $       493,743   $       149,593  $       643,336
                    ===============   ===============  ===============

1998-
   Current          $       501,736   $       154,907  $       656,643
   Deferred                (145,692)          (44,982)        (190,674)
                    ---------------   ---------------  ---------------

                    $       356,044   $       109,925  $       465,969
                    ===============   ===============  ===============

     As of December 31,1999 and 1998, deferred tax assets and liabilities resulted primarily from temporary differences between financial reporting and tax recognition of depreciation, deferred rent, and certain accrued liabilities.

     The components of the net deferred tax assets as of December 31, 1999 and 1998 are as follows:

                                                          DECEMBER 31,
                                                     1999             1998
Deferred Tax Assets-
   Depreciation of property and equipment      $       155,896   $       233,125
   Deferred rent                                       219,053           169,635
   Deferred revenue                                    108,814           106,712
   Accrued expenses                                     42,364                 -
   Other                                                23,664            10,223
                                               ---------------   ---------------

                                                       549,791           519,695

Deferred Tax Liabilities-
   Deferred costs                                      (43,440)          (43,440)
   Other                                               (69,099)          (43,554)
                                               ----------------  ----------------

                                                      (112,539)          (86,994)
                                               ----------------  ----------------

         Net deferred tax assets               $       437,252   $       432,701
                                               ===============   ===============

     The following table accounts for the differences between the actual provision and the amounts obtained by applying the statutory United States federal income tax rate of 34% to the income before provision for income taxes:

                                                        DECEMBER 31,
                                                    1999             1998
Federal statutory tax rate                    $       523,597   $       385,140
State income taxes, net of federal benefit             91,476            67,286
Other                                                  28,263            13,543
                                              ---------------   ---------------

                                              $       643,336   $       465,969
                                              ===============   ===============

(5)  PREFERRED STOCK

     (a)  $5 PREFERRED STOCK

          During 1998, certain $5 preferred stockholders exercised their conversion right on 27,542 shares. These preferred shares converted into an equal number of shares of common stock. Differences in par value have been reflected in additional paid-in capital. All remaining shares were redeemed at $5 per share. Therefore, at December 31, 1998, no shares of $5 Preferred Stock were outstanding. Annual dividends totaling $20,000 were declared and paid in 1998.

     (b)  $100 PREFERRED STOCK

          The Lexington Club, Inc. has authorized 4,960 shares of its $100 par value cumulative preferred stock. This stock is redeemable in whole or in part at its par value plus unpaid cumulative dividends at any time at the option of the Board of Directors, upon not less than 60 days' prior written notice. During 1998, the Company redeemed 1,000 shares at $100 per share. Annual dividends totaling $30,000 were declared and paid in 1998.

          On April 28, 1999, in conjunction with the purchase of The Lexington Club's land and building, Lexington Club, Inc. redeemed the remaining outstanding shares of the $100 preferred stock. At the time of repurchase, outstanding dividends of $6,465 were paid.

(6)  STOCK OPTION PLANS

     The Health Development Corporation stock option plan (the 1994 Plan) authorized the grant of options (both incentive and nonqualified stock options) to employees and directors of the Company to purchase up to 175,000 shares of common stock, $0.01 par value, at a price determined by the Board of Directors (not less than 100% fair market value of the stock). Options become exercisable as determined by the Board of Directors, but in no instance shall such period exceed 10 years from the date of grant of the options.

     Options may be granted under the 1994 Plan until its termination on June 15, 2004. The rights under outstanding options granted are to be adjusted as a result of certain events, as defined in the 1994 Plan.

     Upon written request of an optionee, the Company may, but is not required to, redeem all or any part of an option for an amount equal to the excess of the fair market value of each share on the date of receipt of request for redemption over the option price.

     Effective May 29, 1998, the Company established the Health Development Corporation 1998 stock option plan (the 1998 Plan) and authorized the grant of options (both incentive and nonqualified stock options) to employees and directors of the Company to purchase up to 300,000 shares of common stock, $0.01 par value, at a price determined by the Board of Directors (not less than 100% fair market value of the stock for optionees that possess less than 10% of the total combined voting power of all classes of stock voting power stock and not less than 110% fair market value of the stock for optionees possessing greater than 10% of voting power stock). Options become exercisable as determined by the Board of Directors, but in no instance shall such period exceed 10 years from the date of grant of the options.

     Pursuant to an option holder's employment agreement, in the event of a termination without cause, as defined, a sale, merger, or other similar transaction (Business Transaction), all unvested options will be declared fully vested immediately prior to the date of the effective date of the Business Transaction.

     Options may be granted under the 1998 Plan until its termination on September 26, 2008. The rights under outstanding options granted are to be adjusted as a result of certain events, as defined in the 1998 Plan.

     During 1998, the Company issued 10,000 options to a nonemployee as part of his or her compensation for services. The Company has recorded this transaction at fair value, which was $7,963, as compensation expense.

     The following table summarizes option activity under the 1994 and 1998 Plans for the years ended December 31, 1999 and 1998:

                                                                            WEIGHTED
                                           NUMBER OF                        AVERAGE
                                            OPTIONS       OPTION PRICE    OPTION PRICE
INCENTIVE STOCK OPTIONS

Outstanding, December 31, 1997                  95,000   $   1.00-$2.58  $         1.18
   Granted                                      96,500             2.81            2.81
   Exercised                                         -                -               -
   Expired                                           -                -               -
                                         -------------   --------------  --------------

Outstanding, December 31, 1998                 191,500        1.00-2.81            1.88
   Granted                                           -                -               -
   Exercised                                         -                -               -
   Expired                                           -                -               -
                                         -------------   --------------  --------------

Outstanding, December 31, 1999                 191,500   $   1.00-$2.81  $         1.88
                                         =============   ==============  ==============

Exercisable, December 31, 1999                 140,000   $   1.00-$2.81  $         1.71
                                         =============   ==============  ==============

Available for future grant,
December 31, 1999                               12,000   $            -  $            -
                                         =============   ==============  ==============

                                                                            WEIGHTED
                                           NUMBER OF                        AVERAGE
                                            OPTIONS       OPTION PRICE    OPTION PRICE
NONQUALIFIED STOCK OPTIONS

Outstanding, December 31, 1997                  54,000   $   1.00-$2.58  $         1.26
   Granted                                      75,000             2.81            2.81
   Exercised                                         -                -               -
   Expired                                           -                -               -
                                         -------------   --------------  --------------

Outstanding, December 31, 1998                 129,000        1.00-2.81            2.16
   Granted                                           -                -               -
   Exercised                                   (12,000)            1.00            1.00
   Expired                                           -                -               -
                                         -------------   --------------  --------------

Outstanding, December 31, 1999                 117,000   $   1.00-$2.81            2.28
                                         =============   ==============  ==============

Exercisable, December 31, 1999                 107,000   $   1.00-$2.81  $         2.03
                                         =============   ==============  ==============

Available for future grant,
December 31, 1999                                    -   $            -  $            -
                                         =============   ==============  ==============

In October 1995, the Financing Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the consolidated statement of operations or disclosed in the notes to consolidated financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and has elected the disclosure-only alternative under SFAS No. 123.

The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in 1999 and 1998 using the Black-Scholes option pricing model prescribed by SFAS No. 123 using the following assumptions:

                                                      DECEMBER 31,
                                                  1999             1998
Average risk-free interest rate             4.72%             4.72%
Expected dividend yield                     -                 -
Expected lives                              6.37 years        6.25 years
Expected volatility                         -                 -
Weighed average fair value of grants        $0.73             $0.72
Weighted average remaining contractual
   life of options outstanding              7 years           8 years

     Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, the pro forma net income would have been as follows:

                                                     1999             1998

     Net income as reported                        $896,656        $666,797
     Pro forma                                      873,761         628,326

(7)  COMMITMENTS AND CONTINGENCIES

          (a)  OPERATING LEASE OBLIGATIONS

               The Company leases facilities under various operating leases.

               In addition to minimum rental payments, many of the club locations include provisions for real estate taxes and additional rents based on percentage of club revenue above designated levels. One lease agreement is guaranteed by two officers of the Company up to a maximum amount of $37,500.

               Total rent expense, including real estate taxes, included in the accompanying consolidated statements of income was approximately $2,171,000 and $2,704,000 for the years ended December 31,1999 and 1998, respectively.

                    FIXED RENTS

                    The approximate future minimum annual rents due under noncancelable operating lease agreements as of December 31, 1999 are as follows:

                                                 TOTAL
              Year ending December 31,
                 2000                       $     1,784,000
                 2001                             1,446,000
                 2002                             1,458,000
                 2003                             1,491,000
                 2004                             1,290,000
                 Thereafter                       1,791,000
                                            ---------------

                                            $     9,260,000
                                            ===============

               PERCENTAGE RENTS

               Hotel Clubs, Inc. signed three operating leases for its facilities in 1993. Each lease is for an initial term of 10 years and contains two five-year renewal options. The Company pays annual rent equal to 15% of gross sales in monthly installments.

               The Colonial Club, Inc. leases its facility under its initial 10-year operating lease. Aside from its base rent payment, the Colonial Club, Inc. pays a percentage rent equal to 15% of revenue, minus guest fees, in excess of $1,500,000.

               The Sky Club's lease was renewed on September 30, 1998 for an additional five-year term. Aside from its base rent payment, the lease requires the club to remit 15% percentage rent on a monthly basis once the base revenue of $1,250,000 is reached.

          (b) CAPITAL LEASE OBLIGATIONS

               The Company leases certain equipment under a capital lease obligation, which expires in fiscal year 2000. The future minimum payments under this lease as of December 31, 1999 are as follows:

                                                                  AMOUNT
            Year ending December 31, 2000                     $         8,500

            Less--Amount representing interest                            443
                                                              ---------------

                  Present value of minimum lease payments     $         8,057
                                                              ===============

(8)  RELATED PARTY TRANSACTIONS

     During 1999 and 1998, $78,120 and $69,780, respectively, of consulting fees were paid to a stockholder.

     Pursuant to his employee agreement, the Company will loan a key employee up to $200,000 to assist with purchase of common shares from exercised common stock options; the loan will have a term of three years. Interest is due on the unpaid balance of 6% per annum. Principal on this note will be due at the end of three years. As of December 31, 1999, no loan has been granted.

     As discussed in Note 3, the Company issued subordinated notes payable of $960,000 to various related parties during 1999.

(9)  EMPLOYEE BENEFITS

     The Company sponsors the Health Development Corporation 401(k) plan (the
     Plan). All employees who have completed 12 months of service, as defined, are eligible to participate in the Plan. The Plan allows eligible employees to make salary-deferred contributions of up to 20% and 15% during 1999 and 1998, respectively, of their annual compensation, as defined, subject to IRS limitations. The Company may contribute to the Plan at its discretion. For the years ended December 31,1999 and 1998, $25,081 and $8,000, respectively, were made in employer contributions.

     On January 1, 1999, the Company entered into agreements with several members of management. The agreements provide for specified compensation in the event an outside entity acquires 51% or more of the Company, as defined.

(10) ACQUISITION

     On November 1, 1999, pursuant to a purchase and sale agreement with Silver's Health and Fitness Center, Inc. (Silver's) the Company acquired certain assets and assumed certain liabilities for consideration of $2,731,395 in cash. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on the estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over 15 years. The results of Silver's operations since November 1, 1999 have been included in the accompanying consolidated statement of income. The purchase price was allocated to the acquired net assets as follows:

      Land                                                    $   629,000
      Building                                                  1,715,000
      Furniture, fixtures, and equipment                           96,308
      Accounts receivable                                             954
      Inventory                                                     2,738
      Membership list                                             396,000
      Deferred membership and other liabilities                  (118,605)
      Goodwill                                                     10,000
                                                              -----------

                                                              $ 2,731,395
                                                              ===========

     The following unaudited pro forma information has been prepared assuming the Silver's acquisition had taken place on January 1, 1998. The pro forma adjustments give effect to depreciation and amortization of assets, lease payments, interest expense on acquisition debt and related income tax effects:

                                           FOR THE YEAR ENDED DECEMBER 31,
                                            1999                    1998
                                        (unaudited)              (unaudited)
     Revenues                           $17,630,000               $16,012,000
     Pro forma net income                 1,022,000                   668,000

(11) SUBSEQUENT EVENT

     On March 3, 2000, the Company signed a letter of intent with Town Sports International Inc. that calls for the acquisition of the common stock of the Company for an estimated price of $19.2 million by the agreed date of May 15, 2000.

                                                                       Item 7(a)

HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES                   (Continued)

Condensed Consolidated Financial Statements
March 31, 2000 and 1999
(Unaudited)

               HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEET

                             As of March 31, 2000
                                 (Unaudited)


                                                                                              March 31, 2000
                                                                                              --------------
CURRENT ASSETS:
    Cash and cash equivalents                                                                  $  1,346,753
    Accounts receivable, net of allowance for doubtful accounts of $8,784
       at March 31, 2000                                                                            315,972
    Inventories                                                                                      20,703
    Current portion of deferred acquisition costs                                                    83,870
    Refundable and current deferred income taxes                                                    487,825
    Prepaid expenses and other current assets                                                       412,676
                                                                                               ------------

         Total current assets                                                                     2,667,799
                                                                                               ------------

PROPERTY AND EQUIPMENT:
    Land                                                                                          1,760,963
    Building and building improvements                                                            8,167,886
    Leasehold improvements                                                                        3,132,516
    Machinery and equipment                                                                       2,069,124
    Furniture and fixtures                                                                          871,942
    Capitalized leased equipment                                                                     38,598
    Construction-in-progress                                                                        121,136
                                                                                               ------------
                                                                                                 16,162,165

    Less--Accumulated depreciation and amortization                                              (3,642,826)
                                                                                               ------------

         Net property and equipment                                                              12,519,339
                                                                                               ------------

OTHER ASSETS:
    Membership lists, deferred financing costs and lease-acquisition costs,
       net of accumulated amortization of $398,871 at March 31, 2000                                621,304
    Deposits                                                                                         76,938
    Cash surrender value of life insurance                                                           23,120
    Deferred acquisition costs, net of current portion                                               24,003
    Deferred income taxes                                                                           185,206
                                                                                               ------------

         Total other assets                                                                         930,571
                                                                                               ------------

                                                                                               $ 16,117,709
                                                                                               ============

CURRENT LIABILITIES:
    Current portion of long-term debt                                                          $    266,854
    Accounts payable                                                                                268,864
    Accrued expenses                                                                                855,066
    Current portion of unearned income                                                            3,556,342
    Current portion of deferred rent                                                                 79,870
                                                                                               ------------

         Total current liabilities                                                                5,026,996
                                                                                               ------------

LONG-TERM LIABILITIES:
    Long-term debt, net of current portion                                                        9,013,325
    Unearned income, net of current portion                                                          64,702
    Deferred rent, net of current portion                                                           600,417
                                                                                               ------------

         Total long-term liabilities                                                              9,678,444
                                                                                               ------------

         Total liabilities                                                                       14,705,440
                                                                                               ============

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Common stock, $0.01 par value
       Authorized -- 3,000,000 shares
       Issued and outstanding--882,096 shares at
         March 31, 2000                                                                               8,821
    Additional paid-in capital                                                                      729,648
    Retained earnings                                                                               673,800
                                                                                               ------------

                                                                                                  1,412,269
                                                                                               ------------

         Total stockholders' equity                                                            $ 16,117,709
                                                                                               ============


                  The accompanying notes are an integral part
              of these condensed consolidated financial statements

               HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

           For the Three Month Period Ended March 31, 2000 and 1999
                                 (Unaudited)


                                                             March 31, 2000    March 31, 1999
                                                             --------------    --------------
Revenues:
      Membership revenue                                      $ 3,386,136       $ 2,744,811
      Ancillary revenue                                           983,188           895,530
      Corporate revenue                                           120,483           140,357
                                                              -----------       -----------

                Total revenues                                  4,489,807         3,780,698
                                                              -----------       -----------


Expenses:
      Club operating expenses                                   2,378,670         2,091,366
      Selling, general and administrative                       1,433,320         1,139,895
      Depreciation and amortization                               291,987           220,676
                                                              -----------       -----------

                Total expenses                                  4,103,977         3,451,937

                Operating income                                  385,830           328,761

INTEREST INCOME (EXPENSE), NET                                   (216,900)            5,442
                                                              -----------       -----------

                Income before provision for income taxes          168,930           334,203

PROVISION FOR INCOME TAXES                                         71,967           147,469
                                                              -----------       -----------

                Net income                                    $    96,963       $   186,734
                                                              ===========       ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the three month period ended March 31, 2000 and 1999
                                 (Unaudited)


                                                                                   March 31, 2000    March 31, 1999
                                                                                   --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                      $    96,963       $   186,734
    Adj to reconcile net income to net cash provided by operating activities--
      Depreciation and amortization                                                     265,459           192,686
      Loss on sale of equipment                                                           8,406
      Change in assets and liabilities, net of acquisition--
        Accounts receivable                                                             (87,968)           28,811
        Inventories                                                                        (764)            5,216
        Prepaid expenses and other current assets                                      (365,962)         (205,428)
        Deposits                                                                         40,118            (6,250)
        Accounts payable                                                                 66,669            73,814
        Accrued expenses and other current liabilities                                 (271,853)          (56,093)
        Other assets                                                                     19,230            13,201
        Unearned income                                                               1,056,227           714,431
        Deferred rent                                                                   (13,428)
                                                                                    -----------       -----------

          Net cash provided by operating activities                                     813,097           947,122
                                                                                    -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                                 (234,802)         (371,021)
    Increase in cash surrender value of life insurance                                     (753)
                                                                                    -----------       -----------

          Net cash used in investing activities                                        (235,555)         (371,021)
                                                                                    -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on mortgage loans                                                (53,272)                0
    Principal payments on term loan                                                     (21,875)          (24,749)
    Principal payments on capital lease obligations                                      (1,942)
                                                                                    -----------       -----------

          Net cash used in financing activities                                         (77,089)          (24,749)
                                                                                    -----------       -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                               500,453           551,352

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                          846,300         1,841,509
                                                                                    -----------       -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $ 1,346,753       $ 2,392,861
                                                                                    ===========       ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for--
        Interest                                                                    $   215,244       $     5,442
        Income taxes                                                                $   341,191       $   220,500

The accompanying notes are an integral part of the condensed consolidated financial statements.

                 HEALTH DEVELOPMENT CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            MARCH 31, 2000 AND 1999
                                  (Unaudited)

(1)  PRESENTATION

     The unaudited condensed consolidated financial statements presented herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The condensed consolidated financial statements should be read in conjunction with the Company's December 31, 1999 consolidated financial statements and notes thereto, presented elsewhere herein. The unaudited condensed consolidated financial statements do not include all of the footnote disclosures required by accounting principles generally accepted in the United States for complete financial statements pursuant to SEC rules and regulations. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary to present fairly the consolidated financial position, results of operations, and cash flows of the Company for the three-month period presented have been made. The consolidated results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of those that may be expected for the entire fiscal year ended December
     31, 2000.

(2)  LONG-TERM DEBT

     Long-term debt at March 31, 2000 consists of the following:

                                                         2000
                                                     -----------
Term loan                                            $   576,043
Mortgage loan (Lexington)                              5,377,069
Mortgage loan (Franklin)                               1,971,655
Mortgage loan (Franklin)                                 389,296
Subordinated notes payable--Related parties              960,000
Equipment capital leases, bearing interest at
  10%, payable in monthly installments
  ranging from $620 to $708 through
  December, 2000, guaranteed by the related
  equipment                                                6,116
                                                     -----------
                                                       9,280,179
Less--Current portion                                    266,854
                                                     -----------
       Long-term debt, net of current
       portion                                        $9,013,325
                                                     ===========

(3)  LINE OF CREDIT

     At March 31, 2000, the Company has a $250,000 line-of-credit agreement with a bank. Borrowings bear interest at the bank's prime rate plus 0.25% (9.50% at March 31, 2000) and were secured by certain machinery and equipment. The line of credit expires on May 31, 2001. As of March 31, 2000, there were no outstanding borrowings under the line-of-credit agreement. The agreement contains restrictive covenants including the maintenance of certain financial ratios, as defined. The Company was in compliance with its loan covenants at March 31, 2000.

(4)  SUBSEQUENT EVENT

     On July 13, 2000, the Company was purchased by Town Sports International, Inc. for $18.9 million.

                                                                      Item 7 (b)

              UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following unaudited pro forma combined condensed financial data gives effect to the acquisition of Health Development Corporation and subsidiaries (collectively, "HDC") which occurred on July 13, 2000.

         The unaudited pro forma combined condensed balance sheet reflects the historical financial position of Town Sports International, Inc. and Subsidiaries (the "Company") pro forma for the effects of the HDC Acquisition as if it had occurred March 31, 2000.

         The unaudited pro forma combined condensed statements of operations combine the historical operating results of the Company and HDC for the year ended December 31, 1999 and the three months ended March 31, 2000 as if the HDC Acquisition had occurred on January 1, 1999.

         The unaudited pro forma combined condensed financial data does not reflect cost savings, synergies or other financial benefits which may be achieved from the acquisition of HDC, nor do they purport to be indicative of the operating results or the financial position that would have been realized had the HDC Acquisition been consummated as of the date or for the period for which the pro forma data is presented. The unaudited pro forma adjustments described in the notes are based upon current preliminary estimates and contain assumptions that the Company's management believes are reasonable in such circumstances. Final estimates could be different and the differences could be material.

         The unaudited pro forma combined condensed financial data is based on and should be read in conjunction with, the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Report on Form 10-Q for the three months ended March 31, 2000, previously filed with the Securities and Exchange Commission, and the financial statements of HDC included in this report.

The following pro forma financial data is provided:

1.   Unaudited pro forma combined condensed balance sheet as of March 31, 2000.

2. Unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000.

3.   Unaudited notes to pro forma combined condensed financial data.

               Town Sports International, Inc. and Subsidiaries
             Unaudited Pro Forma Combined Condensed Balance Sheet
                              At March 31, 2000
                               All figures $000
                                 (Unaudited)



                                                         The
                                                       Company        HDC       Pro Forma                 The Company
                                                      Historical   Historical  Adjustments        Note     Pro Forma
                                                      ---------    ----------  -----------       -----    -----------
ASSETS
Current assets:
    Cash and cash equivalents                         $  24,854     $ 1,347    $(13,400)           (3)    $  12,801
    Accounts receivable                                     848         316           -                       1,164
    Inventory                                               968          21           -                         989
    Current portion of deferred membership costs              -          84         (84)           (4)            -
    Refundable and current deferred income taxes              -         488       1,300            (5)        1,788
    Prepaid expenses and other current assets             1,494         412                                   1,906
                                                      ---------     -------    --------                   ---------
         Total current assets                         $  28,164     $ 2,668    $(12,184)                  $  18,648

Fixed assets, net                                       133,154      12,519      (8,686)           (4)      136,987
Intangible assets, net                                   39,902         621      15,430            (6)       55,953
Deferred tax asset                                       12,511         185        (211)           (5)       12,485
Deferred membership costs                                11,713          24         (24)           (4)       11,713
Other assets                                              1,326         101         (23)           (4)        1,404
                                                      ---------     -------    --------                   ---------
         Total assets                                 $ 226,770     $16,118    $ (5,698)                  $ 237,190
                                                      =========     =======    ========                   =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Current portion of long term debt and capital
      lease obligations                               $   2,617     $   267    $   (267)           (4)    $   2,617
    Credit Facility                                           -           -       6,000            (3)        6,000
    Accounts payable                                      2,419         269           -                       2,688
    Accrued expenses                                     15,751         855           -                      16,606
    Corporate income taxes payable                            -           -           -                           -
    Current portion of lease liabilities                      -          80         (80)           (4)            -
    Deferred revenue                                     19,478       3,556        (330)           (4)       22,704
                                                      ---------     -------    --------                   ---------
         Total Current Liabilities                       40,265       5,027       5,323                      50,615

Long-term debt and capital lease obligations            130,005       9,013      (9,013)           (4)      130,005
Deferred lease liabilities                               14,878         600        (600)           (4)       14,878
Deferred revenue                                          2,418          65           5            (4)        2,488
Other liabilities                                         2,090           -                                   2,090
                                                      ---------     -------    --------                   ---------
         Total liabilities                              189,656      14,705      (4,285)                    200,076
                                                      ---------     -------    --------                   ---------

Redeemable senior preferred stock                        43,503           -           -                      43,503
                                                      ---------     -------    --------                   ---------

Preferred stock                                          24,238           -                                  24,238
Common                                                        1           9          (9)           (4)            1
Paid-in capital                                           8,377         730        (730)           (4)        8,377
Unearned compensation                                    (1,240)          -           -                      (1,240)
Accumulated deficit                                     (37,765)        674        (674)           (4)      (37,765)
                                                      ---------     -------    --------                   ---------
         Total stockholders' deficit                     (6,389)      1,413      (1,413)                     (6,389)
                                                      ---------     -------    --------                   ---------

         Total liabilities & stockholders' deficit    $ 226,770     $16,118    $ (5,698)                  $ 237,190
                                                      =========     =======    ========                   =========

       See unaudited notes to pro forma combined condensed financial data

               Town Sports International, Inc. and Subsidiaries
           Unaudited Pro Forma Combined Condensed Income Statement
                     For the year ended December 31, 1999
                               All figures $'000
                                 (Unaudited)



                                                               The
                                                             Company            HDC          Pro Forma                   The Company
                                                            Historical       Historical     Adjustments         Note      Pro Forma
                                                            ----------       ----------     -----------         ----     -----------
Revenues:
        Club operations                                      $ 157,440       $  15,622                                   $ 173,062
        Fees & other                                             2,339             580                                       2,919
                                                             ---------       ---------       ---------                    --------
                                                               159,779          16,202                                     175,981


Operating expenses:
        Payroll & related                                       62,412               0       $   6,952             (7)      69,364
        Club operating                                          52,619           8,405          (5,028)            (8)      55,996
        General & administrative                                10,908           4,863          (1,608)            (7)      14,163
        Depreciation & amortization                             20,935             961           2,023             (9)      23,919
        Compensation expense incurred in connection
            with stock options                                   2,042               -               -                       2,042
                                                             ---------       ---------       ---------                    --------
                                                               148,916          14,229           2,339                     165,484
                                                             ---------       ---------       ---------                    --------
            Operating income                                    10,863           1,973          (2,339)                     10,497

        Interest expense                                        11,527             473              82            (10)      12,082
        Interest income                                         (1,284)            (40)            581            (10)        (743)
                                                             ---------       ---------       ---------                    --------

            Income (loss) before corporate income taxes            620           1,540          (3,002)                       (842)

        Provision (benefit) for corporate income taxes             571             643            (799)                        415
                                                             ---------       ---------       ---------                    --------

            Net income (loss)                                       49             897          (2,203)                     (1,257)

        Accreted dividends on preferred stock                   (7,880)              -               -                      (7,880)
                                                             ---------       ---------       ---------                    --------

            Net (loss) income attributable to common
                  stockholders                               $  (7,831)      $     897       $  (2,203)                   $ (9,137)
                                                             =========       =========       =========                    ========


       See unaudited notes to pro forma combined condensed financial data

               Town Sports International, Inc. and Subsidiaries
           Unaudited Pro Forma Combined Condensed Income Statement
                  For the three months ended March 31, 2000
                              All figures $'000
                                 (Unaudited)

                                                               The
                                                             Company          HDC         Pro Forma                    The Company
                                                            Historical     Historical    Adjustments        Note        Pro Forma
                                                            ----------     ----------    -----------        ----       -----------
Revenues:
      Club operations                                        $ 48,724       $  4,369                                    $ 53,093
      Fees & other                                                545            121                                    $    666
                                                             --------       --------                                    --------
                                                               49,269          4,490                                      53,759


Operating expenses:
      Payroll & related                                        19,811              -       $  2,029            (7)      $ 21,840
      Club operating                                           15,332          2,379         (1,461)           (8)      $ 16,250
      General & administrative                                  3,222          1,433           (382)           (7)      $  4,273
      Depreciation & amortization                               6,026            292            474            (9)      $  6,792
      Compensation expense incurred in
         connection with stock options                            209              -              -                     $    209
                                                             --------       --------       --------                     --------
                                                               44,600          4,104            660                       49,364
                                                             --------       --------       --------                     --------

            Operating income                                    4,669            386           (660)                       4,395

      Interest expense                                          3,614            221            (82)          (10)      $  3,753
      Interest income                                            (556)            (4)           145           (10)      $   (415)
                                                             --------       --------       --------                     --------

            Income (loss) before corporate income taxes         1,611            169           (723)                       1,057

      Provision (benefit) for taxes                               784             72           (188)          (11)      $    668
                                                             --------       --------       --------                     --------

            Net income                                            827             97           (535)                         389

      Accreted dividends on preferred stock                    (2,170)             -              -                      $(2,170)
                                                             --------       --------       --------                     --------

            Net (loss) income attributable to common
                 stockholders                                $ (1,343)      $     97       $   (535)                     $(1,781)
                                                             ========       ========       ========                     ========



       See unaudited notes to pro forma combined condensed financial data

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES
         UNAUDITED NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL DATA


(1) The historical balance sheet of HDC as of March 31, 2000 and the historical income statement for the three months ending March 31, 2000 have been derived from unaudited financial information. The HDC historical income statement for the year ended December 31, 1999, has been derived from the audited financial statements included herein.

(2) On July 13, 2000, the Company acquired all of the outstanding common stock of Health Development Corporation ("HDC"). HDC operated eight health clubs in Massachusetts and one in New Hampshire. HDC also provided management services at three health club facilities in the greater Boston area. For purposes of preparing the unaudited pro forma combined condensed balance sheet, the HDC acquisition has been accounted for in accordance with the purchase method whereby the aggregate purchase price of $19.4 million has been allocated to the tangible net assets acquired on the basis of their respective estimated fair values. The excess of the purchase price over the tangible assets has been allocated to the acquired membership lists and goodwill, on a club-by-club basis. The acquired membership lists are amortized over their estimated usefulness, two years, while goodwill is amortized over the lives of the respective club leases. The table below summarizes the purchase price and the estimated allocation thereof.

Computation of the purchase price:                                           (in thousands)
                                                                             --------------
     Cash and cash equivalents                                                   $12,900
     Borrowings under the Credit Facility                                          6,000
     Transaction costs                                                               500
                                                                                 -------
                                                                                 $19,400
                                                                                 =======

Estimated allocation of the purchase price:
     Tangible net assets acquired, including cash of $1,347                        3,343
     Membership lists                                                              2,300
     Goodwill                                                                     13,757
                                                                                 -------
                                                                                 $19,400
                                                                                 =======

(3) The Cash and cash equivalents adjustment reflects the $12.9 million of purchase price paid from cash as well as estimated transaction costs of $500,000. The credit facility adjustment reflects the $6.0 million drawn on the Company's credit line preceding the transaction.

(4) Adjustments to eliminate HDC's assets not acquired and liabilities and stockholders' equity not assumed in the HDC acquisition, as follows:

-        Deferred membership costs
-        The land and buildings of the Lexington and Franklin clubs.
-        An officer's life insurance policy included in other long-term assets.
-        Deferred lease liabilities.
-        All long-term debt and capital lease obligations
-        All deferred revenue associated with membership initiation fees.

(5) The total $1.1 million tax adjustment reflects:

- Current and deferred tax assets of $1.8 million generated in connection with events taking place immediately before the consummation of the HDC acquisition. A majority of the assets generated relate to the exercise of stock options and change-in-control payments made to certain HDC employees. The current tax portion relates to federal net operating loss carrybacks that will generate a tax refund estimated to be $1.3 million.

- Deferred tax liabilities of $940,000 generated in connection with the recording of the membership list asset.

- Deferred tax liabilities of $250,000 related to HDC deferred rent also not assumed.

           Summary of Tax Adjustments:
           ---------------------------
           i) Tax assets generated by the transaction                       $1,779
          ii) Tax liabilities related to the membership list
                intangible asset recorded                                     (940)
         iii) Tax liability related to deferred lease liabilities
                not assumed                                                    250
                                                                            ------
           Total tax adjustment                                              1,089
           Tax assets in i) above expected to generate a tax refund          1,300
                                                                            ------
           Net adjustment to long term deferred tax asset                   $ (211)
                                                                            ======

(6) Represents an increase in intangible assets resulting from the acquired membership lists of $2.3 million and goodwill of $13.8 million, offset by $621,000 of HDC intangible assets not acquired.

(7) Represents payroll & related expenses included in HDC's historical general & administrative and club operating results. These amounts have been reclassified to payroll & related for consistent presentation with the Company.

(8) Immediately prior to the HDC acquisition, HDC sold the land and buildings that housed the Lexington and Franklin health clubs to a partnership owned by the shareholders of HDC. The Company has entered into long-term leases for these two club facilities from this partnership. Pro forma rent amounts to $316,000 for the year ended December 31, 1999 and $186,000 for the three months ended March 31, 2000. These locations have been purchased by HDC during 1999 and therefore the rent expense adjustment included in the year ended December 31, 1999 pro forma does not represent twelve months of rent. For the year ended December 31, 1999 and the three months ended March 31, 2000, $5.3 million and $1.6 million of payroll & related costs were reclassified from club operating to payroll & related.

(9) Represents $2.2 million and $550,000 of amortization for the year ended December 31, 1999 and the three months ended March 31, 2000 respectively, recorded in connection with the goodwill and membership lists acquired, less amortization of $109,000 and $49,000 respectively related to HDC buildings not acquired together with $67,000 and $27,000 respectively, of intangible asset amortization related to intangible assets not assumed.

(10) HDC's debt will not be assumed by the Company. Accordingly, interest expense related to HDC's debt has been reversed. Interest expense has been recorded based on the $6.0 million borrowed by TSI at an assumed rate of 9.25%. To the extent interest rates change by 0.125%, the impact on the year ended December 31, 1999 and the three months ended March 31, 2000 are $44,000 and $11,000 net of corporate income taxes respectively. Interest income recorded by TSI has been decreased by the total purchase price funded by cash, $12.9 million at the 1999 average earnings rate of 4.5%.

(11) For the year ended December 31, 1999, the adjustment reflects total pre-tax pro forma charges of $3.0 million less the non-deductible permanent goodwill amortization adjustment of $1.0 million at the Company's statutory rate; 41%. For the three months ended March 31, 2000, the adjustment reflects total pre-tax pro forma charges of $723,000 less the non-deductible permanent goodwill amortization adjustment of $263,000 at the Company's statutory rate.